Morgan, Lewis & Bockius LLP
                          1111 Pennsylvania Avenue, NW
                             Washington, D.C. 20004
                                Tel: 202.739.3000
                                Fax: 202.739.3001
                               www.morganlewis.com


November 4, 2005


VIA EDGAR

US Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Re:   The World Funds (File No. 333-128891)


Ladies and Gentlemen:

On behalf of The World Funds (the "Company"), we are filing Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form N-14 which was filed with the Securities and Exchange Commission on October 7, 2005 by EDGAR transmission (accession No. 0001108086-05-000075). This Pre-Effective Amendment is being filed to delay the effective date of the Registration Statement.

Please call me at 202.739.5355 if you have any questions or comments concerning this filing.

Sincerely,

/s/ Karen Aspinall

Karen A. Aspinall

       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2005

                                                             File No. 333-128891

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

                          Pre-Effective Amendment No. 1

                        Post-Effective Amendment No. [ ]


                              THE WORLD FUNDS, INC.

               (Exact Name of Registrant as Specified in Charter)

                       8730 Stony Point Parkway, Suite 205
                               Richmond, VA 23235
               (Address of Principal Executive Offices, Zip Code)

        Registrant's Telephone Number, including Area Code (800)-527-9525

                             Thomas Harman, Esquire
                           Morgan, Lewis & Bockius LLP
                          1111 Pennsylvania Avenue, NW
                              Washington, DC 20004


Approximate Date of Proposed Public Offering:   As soon as practicable after
this Registration Statement becomes effective.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

                                EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for The World Funds, which was filed with the Securities and Exchange Commission on October 7, 2005, incorporates by reference the information contained in Parts A, B and C of such Registration Statement.

                                   SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond and the Commonwealth of Virginia on the 4th day of November, 2005.

                              THE WORLD FUNDS, INC.


                          By:             *
                              ---------------------------
                          John Pasco, III,
                          Chairman and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

      *
--------------------
John Pasco, III        Director, Chairman,  November 4, 2005
                       Chief Executive
                       Officer and Chief
                       Financial Officer

      *
____________________   Director             November 4, 2005
Samuel Boyd, Jr.

      *                Director             November 4, 2005
--------------------
Paul M. Dickenson

      *                Director             November 4, 2005
--------------------
William E. Poist



*By: /s/ John Pasco, III
     -------------------
       John Pasco, III,
       Attorney-in-Fact pursuant to powers-of-attorney on file.